Exhibit 99.1

             DPAC Technologies Announces Management Change
          and Appointment of Interim CEO; Ted Bruce resigns;
           Creighton -- 'Kim' -- Early becomes interim CEO

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--Dec. 18, 2003--DPAC Technologies Corp. (NasdaqNM:DPAC), today announced that it has accepted the resignation of Ted Bruce as CEO and director, effective immediately. Mr. Bruce served DPAC since 1999.
    The board decided that a new structure for the leadership of the company is needed and unanimously elected Mr. Creighton ("Kim") Kim Early as CEO on an interim basis while DPAC begins a search for a permanent CEO.
    Dick Dadamo, DPAC's Chairman of the Board commented, "Mr. Early is an experienced leader who is knowledgeable about DPAC's operations and strategy. He has served on DPAC's Board since April 2003 and had been a member of both the independent directors committee and the audit committee." From 1988 through 2002, Mr. Early served several management positions while employed by Earth Tech, Inc., including as its Chief Financial Officer and as President of its Global Water Management Division, a $600 million operation.
    "All of the Board wishes Ted great future success," continued Dadamo, "and thanks him for his contributions and accomplishments. The entire Board has determined that we have the right long-term vision for DPAC."
    "DPAC is advancing on several of the most important programs in its history. All my efforts will be directed at the task before us; to execute on our plans and to bring needed focus on key initiatives, said Early. Dick Dadamo has been a key contributor who has been involved in the daily operations of DPAC, and has served the company as president. He will be a big asset during this transition."

    About DPAC Technologies

    Located in Garden Grove, California, DPAC Technologies provides a diverse portfolio of patented electronic-component-based products including component packaging technology for high-density, space-saving memory and wireless applications, and solutions for digital image enhancement. DPAC's products are used in electronic circuits found in network servers, computer storage devices, weapon guidance systems, medical instrumentation, communication devices, refrigeration controls, automotive diagnostic equipment and other advanced equipment. The Company also provides value-added manufacturing of prototype designs and medium volume production runs of assembled circuit boards. The Company's web site address is http://www.dpactech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements, including statements regarding management's current beliefs concerning the Company. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, and therefore results may differ materially from those set forth in these statements. Factors that affect DPAC's business include; but are not limited to, the market acceptance of new products, future business opportunities with products, competition in the semiconductor market, protection of technology or proprietary rights, rapid technological change, risks of litigation, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form 10-K, 10-Q and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.


    CONTACT: DPAC Technologies Corp., Garden Grove
             William M. Stowell, 714-898-0007
             William.Stowell@dpactech.com
             or
             Kim Early, 714-898-0007
             Kim.Early@dpactech.com
             www.dpactech.com